Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS

OF CENTRUE FINANCIAL CORPORATION

CONCERNING YOUR RIGHTS

REGARDING CENTRUE STOCK

February 23, 2004

As a director or executive officer of Centrue Financial Corporation (“Centrue Financial”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), which prohibits certain stock trades during employee benefit plan blackout periods.

This notice is to inform you that as a director or executive officer of Centrue Financial, you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your Centrue Financial stock that you acquired in connection with your services or employment as a director or executive officer, due to a blackout period under the Centrue Employee Stock Ownership Plan (the “ESOP”).

The ESOP’s blackout period is a result of the merger of the assets of the ESOP into the Centrue Bank 401(k) Savings Plan (the “401(k) Plan”) and affects all of the ESOP participants and beneficiaries. Accordingly, a concurrent restriction on trading by Centrue Financial’s directors and executive officers under Section 306(a) of the Act will apply.

The blackout period will specifically apply to Centrue Financial common stock. During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Centrue Financial (or derivative securities of those equity securities, such as stock options) that you acquired in connection with your services or employment as a director or executive officer. Generally, this includes all securities acquired while a director or executive officer. Therefore, the prohibition on transactions by you applies to amounts, if any, you may have invested in Centrue stock under the ESOP, the 401(k) Plan and to Centrue Financial stock you otherwise hold. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Centrue Financial stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer shares of Centrue Financial common stock during the blackout period, whether pursuant to a 10b5-1 plan or otherwise, you must notify Jim Lindstrom to determine whether you are permitted to complete the transaction.

The blackout period for the ESOP is expected to begin on March 22, 2004 and end April 22, 2004.

If you have any questions regarding the blackout period, you should contact: Jim Lindstrom at (815) 937-4440.